Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	John D. Hellmann, VP & CFO
(510) 222-4405

SHOE PAVILION REPORTS OPERATING RESULTS

FOR THE THIRD QUARTER OF 2003

PINOLE, Calif., November 12, 2003—Shoe Pavilion, Inc. (Nasdaq SmallCap Market: SHOE) today announced a net loss of $1.2 million or ($0.18) per share, for the third quarter ended September 27, 2003 compared to a net loss of $104,000 or ($0.02) per share, for the third quarter of 2002. The net loss for the nine months ended September 27, 2003 was $2.8 million or ($0.40) per share, compared to net income of $501,000 or $0.07 per share, for the same period in 2002.

Net sales increased 13.9% to $21.6 million for the third quarter ended September 27, 2003, from net sales of $19.0 million for the same period in 2002. Net sales for the nine months ended September 27, 2003 were $61.3 million, a 2.8 % decrease from net sales of $63.1 million for the nine months ended September 28, 2002.

Comparable store net sales increased 4.7% for the third quarter ended September 27, 2003 from the same period last year and decreased 4.1% for the nine months ended September 27, 2003 from the same period last year.

During the quarter ended September 27, 2003 the Company closed three stores. Since the end of the quarter the Company opened two new stores bringing the total number of stores the Company operates to 86.

Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women’s, men’s and children’s designer label and name brand footwear such as Dr. Marten, Fila, Rockport, Timberland, Vans and Via Spiga, typically at 30% to 70% below department store regular prices for the same shoes. The Company has 86 stores in California, Washington and Oregon.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company’s ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management’s ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Shoe Pavilion, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts and number of stores)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net sales	$21,581	$18,952	$61,326	$63,107
Cost of sales and related occupancy expenses	15,444	12,901	44,820	42,542

Gross profit	6,137	6,051	16,506	20,565
Selling, general and administrative expenses	8,096	6,184	20,910	19,724

Income (loss) from operations	(1,959)	(133)	(4,404)	841
Interest expense	(47)	(33)	(183)	(95)
Other income (expense)	—	(3)	—	67

Income (loss) before taxes	(2,006)	(169)	(4,587)	813
Income tax provision (benefit)	(803)	(65)	(1,835)	312

Net income (loss)	$(1,203)	$(104)	$(2,752)	$501

Earnings (loss) per share:
Basic	$(0.18)	$(0.02)	$(0.40)	$0.07
Diluted	$(0.18)	$(0.02)	$(0.40)	$0.07
Weighted average shares outstanding:
Basic	6,800	6,800	6,800	6,800
Diluted	6,800	6,800	6,800	6,808
Stores operated at end of period			84	83